EXHIBIT 99.4

WEYERHAEUSER COMPANY

Offer to Exchange

All Shares of Common Stock

of

DOMTAR CORPORATION

which are owned by Weyerhaeuser Company

for

Common Shares of Weyerhaeuser Company

and Exchangeable Shares of Weyerhaeuser Company Limited

THE EXCHANGE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY TIME, ON MARCH 2, 2007, UNLESS THE OFFER IS EXTENDED OR TERMINATED. SHARES TENDERED PURSUANT TO THE EXCHANGE OFFER MAY BE WITHDRAWN AT ANY TIME PRIOR TO THE EXPIRATION OF THE EXCHANGE OFFER.

February 2, 2007

To Brokers, Dealers, Commercial Banks, Trust Companies and Other Nominees:

Weyerhaeuser Company, a Washington corporation (“Weyerhaeuser”), is offering, upon the terms and subject to the conditions set forth in the enclosed Prospectus—Offer to Exchange, dated February 2, 2007 (the “Prospectus—Offer to Exchange”), together with any amendments or supplements thereto, to exchange all shares of common stock, par value $0.01 per share (“Company common stock”), of Domtar Corporation, a Delaware corporation (the “Company”), owned by Weyerhaeuser, for common shares of Weyerhaeuser, par value $1.25 per share (“Weyerhaeuser common shares”), and exchangeable shares of Weyerhaeuser Company Limited, that are validly tendered and not properly withdrawn pursuant to such exchange offer (the “Exchange Offer”) prior to the expiration of the Exchange Offer.

We are asking you to furnish copies of the enclosed materials to your clients for whom you hold Weyerhaeuser common shares, whether these shares are registered in your name or in the name of your nominee. You will be reimbursed for customary mailing and handling expenses incurred by you in forwarding any of the enclosed materials to your clients. Weyerhaeuser will pay or cause to be paid all stock transfer taxes, if any, payable as a result of the transfer to it of any Weyerhaeuser common shares tendered, and the transfer to tendering shareholders of shares of Company common stock pursuant to the Exchange Offer, subject to the instructions accompanying the Letter of Transmittal.

As described in the Prospectus—Offer to Exchange, Weyerhaeuser is not conducting the Exchange Offer in any jurisdiction where the Exchange Offer would not be legal under the laws of such jurisdiction.

No broker, dealer, bank, trust company or fiduciary shall be deemed to be the agent of Weyerhaeuser, the Company, the exchange agent or the information agent for purposes of the Exchange Offer.

Weyerhaeuser’s obligation to exchange shares of Company common stock for Weyerhaeuser common shares is subject to certain conditions, as described in the Prospectus—Offer to Exchange, which you should review in detail.

For your information and for forwarding to your clients for whom you hold Weyerhaeuser common shares, registered in your name or in the name of your nominee, we are enclosing the following documents:

(1) the Prospectus—Offer to Exchange;

(2) a Letter of Transmittal for Weyerhaeuser common shares and Instructions therefor, including a Certification of Taxpayer Identification Number on IRS Substitute Form W-9;

(3) the Guidelines for Certification of Taxpayer Identification Number on IRS Substitute Form W-9 for U.S. Taxpayers;

(4) the IRS Form W-8BEN for non-U.S. Taxpayers;

(5) a printed form of a Client Letter, which may be sent to your clients for whose accounts you hold Weyerhaeuser common shares registered in your name or in the name of your nominee, with space for obtaining such clients’ instructions with regard to the Exchange Offer; and

(6) a return envelope addressed to the exchange agent, for your use only.

WE URGE YOU TO CONTACT YOUR CLIENTS AS PROMPTLY AS POSSIBLE. PLEASE NOTE THAT THE EXCHANGE OFFER AND WITHDRAWAL RIGHTS EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY TIME, ON MARCH 2, 2007, UNLESS THE OFFER IS EXTENDED OR TERMINATED.

Weyerhaeuser common shares tendered pursuant to the Exchange Offer may be withdrawn at any time prior to the expiration of the Exchange Offer and, unless Weyerhaeuser has previously accepted them pursuant to the Exchange Offer, may also be withdrawn at any time after the expiration of 40 business days from the commencement of the Exchange Offer. Once Weyerhaeuser accepts Weyerhaeuser common shares pursuant to the Exchange Offer, the tender is irrevocable.

The exchange of Weyerhaeuser common shares tendered and accepted for exchange pursuant to the Exchange Offer will be made only after timely receipt by the exchange agent of (a)(i) certificates representing all physically tendered Weyerhaeuser common shares (other than shares held through Weyerhaeuser’s Direct Stock Purchase Plan) or (ii) in the case of shares delivered by book-entry transfer through The Depositary Trust Company, confirmation of a book-entry transfer of those Weyerhaeuser common shares in the exchange agent’s account at The Depository Trust Company, in each case pursuant to the procedures set forth in the Prospectus—Offer to Exchange in the section entitled “This Exchange Offer—Terms of this Exchange Offer—Procedures for Tendering,” (b) the letter of transmittal for Weyerhaeuser common shares, properly completed and duly executed (or a manually signed facsimile of that document), with any required signature guarantees, or, in the case of a book-entry transfer, an agent’s message and (c) any other required documents.

Additional copies of the enclosed material may be obtained by contacting the information agent, Innisfree M&A Incorporated, at 212-750-5833 (collect). You may also contact the information agent at one of the telephone numbers set forth on the last page of the Prospectus—Offer to Exchange for assistance with any questions you may have about the Exchange Offer.

NOTHING HEREIN OR IN THE ENCLOSED DOCUMENTS SHALL CONSTITUTE YOU OR ANY PERSON AS AN AGENT OF WEYERHAEUSER, WEYERHAEUSER COMPANY LIMITED, THE COMPANY, THE EXCHANGE AGENT OR THE INFORMATION AGENT, OR ANY AFFILIATE OF ANY OF THE FOREGOING, OR AUTHORIZE YOU OR ANY OTHER PERSON TO USE ANY DOCUMENT OR MAKE ANY STATEMENT ON BEHALF OF ANY OF THEM WITH RESPECT TO THE EXCHANGE OFFER, EXCEPT FOR THE DOCUMENTS ENCLOSED HEREWITH AND STATEMENTS EXPRESSLY MADE THEREIN.

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